Exhibit 5.2

December 3, 2012

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, Vermont 05701

Re: Guarantees by wholly-owned New Jersey subsidiaries of Casella Waste Systems, Inc., a Delaware corporation (the “Parent”), of up to $128,035,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of the Parent, which are to be issued pursuant to an indenture, dated as of February 7, 2011 (the “Indenture”), among the Parent, the guarantors listed therein and U.S. Bank National Association, as trustee (the “Trustee”), in an exchange offer (the “Exchange Offer”), for a like aggregate principal amount of outstanding 7.75% Senior Subordinated Notes due 2019 as to which such New Jersey subsidiaries are included as guarantors.

Ladies and Gentlemen:

We have served as local New Jersey counsel for the following corporations:

(i) KTI, Inc., a New Jersey corporation (“KTI”), and

(ii) KTI Environmental Group, Inc., a New Jersey corporation (“KTIEG”).

KTI and KTIEG are herein sometimes referred to collectively as the “NJ Subsidiaries”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Indenture.

This opinion letter (this “Opinion”) is being furnished to you at your request as the Parent in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) relating to the registration under the federal Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of the Exchange Notes in the Exchange Offer.

Casella Waste Systems, Inc.

December 3, 2012

In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents solely:

(a) The Indenture;

(b) The form of Exchange Notes;

(c) The Subsidiary Guarantee of the Exchange Notes, dated October 9, 2012, made by each of the NJ Subsidiaries and the other Guarantors under Article Eleven of the Indenture in favor of the Holder of the Note and the Trustee (the “Guarantee”);

(d) Amendment No. 1 to the Registration Statement;

(e) The Restated Certificate of Incorporation of KTI (with the previous names of KTI Holdings, Inc. and KTI Environmental Group, Inc.), filed in the Department of State of the State of New Jersey on July 12, 1994, as amended through and including February 7, 2011;

(f) The Bylaws of KTI as amended through and including February 7, 2011;

(g) Certificate of Incorporation of KTIEG (with the previous name of Kuhr Technologies, Inc.), filed in the Department of State of the State of New Jersey on November 9, 1962, as amended through and including February 7, 2011;

(h) The Bylaws of KTIEG as amended through and including February 7, 2011;

(i) Good Standing Certificate for KTI, certified by the Department of the Treasury of the State of New Jersey on November 29, 2012;

(j) Good Standing Certificate for KTIEG, certified by the Department of the Treasury of the State of New Jersey on November 29, 2012; and

(k) Certificate of Secretary of Applicable Subsidiaries, dated December 3, 2012, including Annexes thereto (the “Secretary’s Certificate”).

The documents in (a) through (c) above are herein referred to as collectively, as the “Transaction Documents.” The documents in (e) through (h) above are herein referred to as the “NJ Subsidiary Documents.” We call to your attention that we have not examined any court, real estate or commercial financing records. We have also made such examination of law as we have deemed necessary for purposes of this Opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

Casella Waste Systems, Inc.

December 3, 2012

In rendering this opinion, except for the specific opinions covered by this Opinion, we have relied upon the opinion issued on December 3, 2012 by Wilmer Cutler Pickering Hale and Dorr LLP (the “WilmerHale Opinion”), to you as of such date.

We have assumed that, except to the extent of the specific opinions contained herein applicable to each of the NJ Subsidiaries, each of the NJ Subsidiaries and each of the parties to the Transaction Documents other than the NJ Subsidiaries (collectively, the “Other Parties”), has satisfied all applicable legal requirements necessary to make the Transaction Documents enforceable against it, and each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the NJ Subsidiaries. We have also assumed that the conduct of the parties to the Transaction Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence. We have also assumed that there have been no undisclosed modifications of any document reviewed by us in connection with the rendering of this Opinion and no undisclosed prior waiver of any right or remedy contained in the Transaction Documents.

As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of the NJ Subsidiaries contained in the Transaction Documents and upon the Secretary’s Certificate with respect to certain factual matters. In this regard, we have assumed: (i) the due authorization, execution and delivery of the Transaction Documents by all of the Other Parties thereto; (ii) that all of the Other Parties thereto have full power and legal right to enter into the Transaction Documents and to consummate the transactions contemplated thereby; and (iii) that the Transaction Documents constitute a legal, valid and binding obligation of each of the NJ Subsidiaries and each of the Other Parties thereto.

To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us,” or by similar phrases, it is intended to indicate that, during the course of our representation of the NJ Subsidiaries in connection with the Transaction Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of the NJ Subsidiaries with respect to the Transaction Documents. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation or review. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the NJ Subsidiaries.

This Opinion is limited in all respects to the laws of the State of New Jersey and we express no opinion as to the laws of any other jurisdiction.

Casella Waste Systems, Inc.

December 3, 2012

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1. Based solely upon the Good Standing Certificate in (i) above, KTI is a corporation duly incorporated and in good standing under the laws of the State of New Jersey.

2. Based solely upon the Good Standing Certificate in (j) above, KTIEG is a corporation duly incorporated and in good standing under the laws of the State of New Jersey.

3. Each of KTI and KTIEG has the corporate power to carry on any lawful business for which a corporation may be formed in the Commonwealth of Pennsylvania and to execute and deliver the Transaction Documents and to perform its obligations thereunder.

4. The execution and delivery by each of KTI and KTIEG of the Transaction Documents to which it is a party and the performance by each of them of its obligations thereunder have been duly authorized by all necessary corporate action of each of KTI and KTIEG.

5. The Transaction Documents to which each of KTI and KTIEG is a party have been duly executed and delivered by each of them.

6. The execution and delivery by each of KTI and KTIEG of the Transaction Documents to which it is a party and the performance by each of them of its obligations thereunder do not: (i) violate any of the terms, conditions or provisions of its respective NJ Subsidiary Documents; (ii) violate any New Jersey law applicable to KTI or KTIEG; or (iii) to our knowledge, violate any order, rule or regulation of any New Jersey governmental authority or agency having jurisdiction over KTI or KTIEG or its respective properties or by which it is bound.

7. No consent, authorization, approval, license, permit or other action by, and no notice to or filing with, any New Jersey governmental authority or judicial or regulatory body is required (or, if required, such consent, authorization, approval, license, permit, action, notice or filing has been duly made or obtained) for the due execution and delivery and performance of the obligations of each of KTI and KTIEG under the Transaction Documents, or the consummation of the transactions contemplated thereby.

8. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to New Jersey on account of the execution and delivery by each of KTI and KTIEG of the Transaction Documents or the creation of the indebtedness evidenced under the Transaction Documents.

Casella Waste Systems, Inc.

December 3, 2012

Our opinions expressed above are subject to the following additional qualifications:

(a) We express no opinion as to the effect of any law, rule or regulation concerning securities; trademarks, patents, copyrights and trade secrets; antitrust; taxes; pollution, hazardous substances or environmental protection; zoning, land use, building, or construction; labor; or protection of disabled persons or occupational health and safety in respect of the transactions contemplated by or referred to in any of the Transaction Documents, or as to any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the state or regional level).

(b) We express no opinion as to the existence of or title to property or encumbrances thereon, the description of any property or the creation or the perfection of any security interest or the priority of any security interest or the perfection or the priority of any mortgage or other lien.

(c) Our opinions in paragraph 7 above as to compliance with certain statutes, rules and regulations and as to required permits, consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review (as limited by (a) above) of those New Jersey statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.

(d) Our opinion is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This Opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This Opinion is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This Opinion and the opinions contained herein may be relied on by you and Wilmer Cutler Pickering Hale and Dorr LLP in its rendering of the WilmerHale Opinion but may not be relied upon by any other person or entity without our prior written consent and, except as provided in the immediately succeeding paragraph, may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Casella Waste Systems, Inc.

December 3, 2012

We hereby consent to the filing of this Opinion with the Commission as an exhibit to Amendment No. 1 to the Registration Statement filed by the Parent in connection with the registration of the Exchange Notes, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Fox Rothschild LLP